Exhibit 5.1

January 15, 2021

Privileged & Confidential

Harvest Health & Recreation Inc.

1155 W. Rio Salado Parkway

Suite 201

Tempe, Arizona 85281

Dear Ladies and Gentlemen:

Re:	Registration Statement on Form S-8

We have acted as Canadian counsel to Harvest Health & Recreation Inc., a corporation organized under the Business Corporations Act (British Columbia) (the “Company”), and in connection with the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), whereby an aggregate of 41,383,638 Subordinate Voting Shares (the “Shares”) of the Company are registered to be issued in accordance with (i) the Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan, as approved by the Board of Directors of the Company (the “Board”) on November 14, 2018 (the “Stock Incentive Plan”), and (ii) the Harvest Health & Recreation Inc. Non-Employee Director Compensation Policy, as approved by the Board on August 3, 2020 (together with the Stock Inventive Plan, the “Plans”), we provide this opinion that is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

The Shares subject to the Registration Statement consist of (1) 26,591,999 Subordinate Voting Shares reserved for issuance pursuant the Plans (the “Plan Shares”), (2) 13,984,032 Subordinate Voting Shares issuable upon the exercise of issued and outstanding options previously granted pursuant to the Plans (such shares, the “Option Shares”), (3) 233,031 Subordinate Voting Shares issuable upon the vesting and settlement of restricted stock units previously granted pursuant to the Plans and being registered for resale (such shares, the “RSU Shares”) and (4) 574,576 Subordinate Voting Shares being registered for resale issued pursuant to restricted stock units previously granted and vested pursuant to the Plans (the “RSU Issued Shares,” and together with the RSU Shares, the “Reoffer Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles (the “Articles”), (ii) the resolutions (the “Resolutions”) of the Board with respect to the offering and issuance of the Shares under the Plans and certain related matters, (iii) the Plans, (iv) the Registration Statement and exhibits thereto and (v) the prospectus related to the Registration Statement.

January ●, 2021

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Plan Shares, the Option Shares and the RSU Shares have been duly authorized and, when and if issued in accordance with the Articles, the Plans, the Registration Statement and the Resolutions, the Plan Shares, the Option Shares and the RSU Shares will be validly issued, fully paid and nonassessable, and (ii) the RSU Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We are solicitors qualified to carry on the practice of law in the Province of British Columbia, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Province of British Columbia, and the federal laws of Canada applicable therein in effect as of the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal, provincial or state securities law, rule or regulation. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Yours truly,
/s/ Cassels Brock & Blackwell LLP